Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

ZIMMER BIOMET HOLDINGS, INC.

AND

ZIMVIE INC.

DATED AS OF [●], 2022

i

ii

SCHEDULES

Schedule 1.1	Credit Support Instruments
Schedule 1.2	Excluded IP
Schedule 1.3	SpinCo Business
Schedule 1.4	SpinCo Cash Amount
Schedule 1.5	SpinCo Contracts
Schedule 1.6	SpinCo Former Business, SpinCo Discontinued Products, SpinCo Discontinued Projects, SpinCo Discontinued Facilities
Schedule 1.7	SpinCo Intellectual Property
Schedule 1.8	SpinCo Products
Schedule 1.9	Transferred Entities
Schedule 1.10	Business Transfer Agreements
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(xi)	SpinCo Assets
Schedule 2.2(b)(iii)(x)	Parent Intellectual Property
Schedule 2.2(b)(iii)(y)	Parent IT Assets
Schedule 2.2(b)(vi)	Parent Assets
Schedule 2.3(a)(x)	SpinCo Actions
Schedule 2.3(a)(xi)	SpinCo Liabilities
Schedule 2.3(b)	Parent Liabilities
Schedule 2.4(a)	Deferred Markets Jurisdictions
Schedule 2.6(a)	Novation of SpinCo Liabilities
Schedule 2.8(b)(ii)	Intercompany Agreements
Schedule 2.9	Shared Contracts
Schedule 2.15	Real Estate Separation Documents
Schedule 2.16	Cash Adjustment
Schedule 4.3(f)	Specified Parent Information
Schedule 5.8(b)	Regulatory Information
Schedule 5.9(b)	Shared Existing Actions
Schedule 5.10	Transition Committee
Schedule 7.1	Negotiation
Schedule 10.10	Allocation of Certain Costs and Expenses

EXHIBITS
Exhibit A	Amended and Restated Certificate of Incorporation of ZimVie Inc.
Exhibit B	Amended and Restated Bylaws of ZimVie Inc.

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [●], 2022 (this “Agreement”), is by and between Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), and ZimVie Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable for Parent to (a) separate the SpinCo Business from the Parent Business (the “Separation”), and (b) following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of at least eighty percent (80%) of the outstanding SpinCo Shares (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;

WHEREAS, in order to effect the Separation, the boards of directors of Parent and certain of its Subsidiaries have approved the transfer of the SpinCo Business, in a series of transactions, culminating in the contribution by Parent to SpinCo of all of its equity interests in PW Holdings US 2 LLC, a Delaware limited liability company which has elected to be treated as a corporation for U.S. federal income tax purposes (such contribution, the “Contribution”) in exchange for: (i) the issuance by SpinCo to Parent of SpinCo Shares and (ii) the SpinCo Cash Distribution;

WHEREAS, after receiving the SpinCo Cash Distribution, Parent will transfer the proceeds of the SpinCo Cash Distribution, together with cash on hand, to Parent creditors in satisfaction of Parent indebtedness in the manner described in the Private Letter Ruling;

WHEREAS, SpinCo Shares not distributed in the Distribution (the “Remainder Stock”) are intended to be transferred by Parent to Parent creditors in satisfaction of Parent indebtedness in the manner described in the Private Letter Ruling;

WHEREAS, if any portion of the Remainder Stock has not been transferred to Parent creditors in satisfaction of Parent indebtedness, Parent will dispose of such Remainder Stock as soon as disposition is warranted consistent with the purpose for retaining such Remainder Stock and in all events within five (5) years of the Distribution;

WHEREAS, for U.S. federal income tax purposes, the Contribution and the Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;

WHEREAS, each of Parent and SpinCo has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, SpinCo and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but only agreements as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Transitional Trademark License Agreement, the Stockholder and Registration Rights Agreement, the Transition Manufacturing and Supply Agreement, the Reverse Transition Manufacturing and Supply Agreement, the Fiber DBM License Agreement, the NaviScout Product Development Agreement, the ProOsteon Bill of Sale and Assignment, the CaP Spheres Assignment and Assumption Agreement, the CopiOs Non-Exclusive Trademark License, the Sulene Non-Exclusive Trademark License, the Protasul Non-Exclusive Trademark License, the Undisclosed Agent Agreement, the Net Economic Benefit Agreement, the Business Lease Agreements, the Business Transfer Agreements, any sublease agreements and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other

Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Lease Agreements” shall mean the Zimmer GmbH Business Lease Agreement and the Zimmer Biomet France Business Lease Agreement.

“Business Transfer Agreements” shall mean the agreements set forth on Schedule 1.10.

“CaP Spheres Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement to be entered into by and between Zimmer Biomet Spine, Inc. and Biomet Manufacturing LLC or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Change of Control” shall mean with respect to a Person shall mean any occurrence resulting in (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities entitled to vote in the election of members of the board of directors or similar governing body of such Person having 50% or more of the then-outstanding voting power of such Person; (ii) such Person becoming a party to a merger, consolidation, share exchange, reorganization, sale of assets or other similar extraordinary transaction, or a proxy contest, in each case as a consequence of which members of the board of directors or similar governing body of such Person in office immediately prior to such transaction or event constitute less than a majority of such board or other body thereafter; or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors or similar governing body of such Person (including for this purpose any new director or similar person whose election or nomination for election was approved by a vote of at least two-thirds of the directors or similar persons then still in office who served in such capacities at the beginning of such period, other than those such directors or similar persons appointed, or nominated for election, in connection with an actual or threatened proxy contest or other non-consensual attempt to influence or modify such board or other body) ceasing for any reason to constitute at least a majority of such board or other body.

“CPR” shall have the meaning set forth in Section 7.2.

“CPR Rules” shall have the meaning set forth in Section 7.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the Recitals.

“Controlling Party” shall have the meaning set forth in Section 5.9(b).

“CopiOs Non-Exclusive Trademark License” shall mean the CopiOs Non-Exclusive Trademark License to be entered into by and between Parent and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Copyrights” shall mean any and all mask work rights, industrial designs, design and database rights, works of authorship (whether or not copyrightable), copyrights, copyrights and copyrightable subject matter and similar rights in protectable material, including “moral”, “economic” rights and all applications and registrations for the foregoing, but in each case, excluding Know-How.

“Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds, letters of credit and performance bonds set forth on Schedule 1.1(a), the allocable portion of the surety bonds, letters of credit and performance bonds as set forth on Schedule 1.1(b)), bankers acceptances, or other similar arrangements.

“Custodial Party” shall have the meaning set forth in Section 6.4(a)

“Customer Information” shall mean, with respect to any business, all information relating to customers of such business, including names, addresses and transaction data (including merchandise or service purchased, purchase price paid, purchase location (such as particular branch or online), date and time of day of purchase, adjustments and related information and means of payment).

“D&O Policies” shall have the meaning set forth in Section 5.7.

“Deferred Market” shall have the meaning set forth in Section 2.4(a).

“Deferred SpinCo Local Businesses” shall have the meaning set forth in Section 2.4(a).

“Delayed Parent Asset” shall have the meaning set forth in Section 2.5(h).

“Delayed Parent Liability” shall have the meaning set forth in Section 2.5(h).

“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.5(c).

“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.5(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the Distribution or the SpinCo Group or primarily relates to the transactions contemplated hereby.

“Dispute Notice” shall have the meaning set forth in Section 7.1.

“Disputes” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Agent” shall mean the trust company or bank duly appointed by Parent to act as distribution agent, transfer agent and registrar for the SpinCo Shares in connection with the Distribution.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to [●].

“e-mail” shall have the meaning set forth in Section 10.5.

“Effective Time” shall mean 12:01 AM, New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, the environment, natural resources, human health and safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., as amended, and the rules and regulations promulgated thereunder, and any similar international, foreign, federal, regional or state Law, whether or not in existence on the date hereof.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or other environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded IP” shall mean any and all Intellectual Property used (or held for use) in or relating to the products and technology listed on Schedule 1.2, other than the Trademarks (including domain names) listed on Schedule 1.7(a).

“Fiber DBM License Agreement” shall mean the Fiber DBM License Agreement to be entered into by and between Biomet Manufacturing, LLC and Biomet 3i, LLC or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes and floods. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the SEC to effect the registration of SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Former Business” shall mean any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act (in each case, including any Assets and Liabilities comprising the same) that is not owned, leased or operated by a Party or any member of its Group as of immediately prior to the Effective Time because it has been sold, conveyed, assigned, transferred or otherwise disposed of or divested to one or more Persons (other than a Party or any member of its Group) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated, in each case, prior to the Effective Time.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any territory, state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof, including the NYSE, Nasdaq and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic, and any natural or artificial substance), waste, pollutant, emission, discharge, release or contaminant that (a) could result in Liability under, or that is prohibited, limited or regulated by any Governmental Authority or pursuant to, any Environmental Law, (b) could pollute the environment or cause harm to human health, the health of any living organism, buildings or real property, or (c) is hazardous, toxic, radioactive or explosive, including petroleum, petroleum products, petroleum byproducts, petroleum breakdown products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, per- and polyfluoroalkyl substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean any and all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, Customer Information, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include any Intellectual Property.

“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Insurance Proceeds” shall mean those monies:

(a)    received by an insured from an insurance carrier; or

(b)    paid by an insurance carrier on behalf of the insured;

(c)    in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided that in each case Insurance Proceeds shall not include any monies received or paid from an insurance carrier that is an Affiliate of either Parent or SpinCo.

“Intellectual Property” shall mean any and all intellectual property, whether registered or unregistered, of every kind and description throughout the world, including any and all United States and non-United States: (a) Trademarks; (b) Patents; (c) Copyrights; (d) rights in Software; (e) Know-How; (f) all applications and registrations for the foregoing; (g) rights of privacy, publicity and in or with respect to social media; and (h) all rights to sue and collect damages or remedies for past, present, and future infringement, misappropriation, or other violation thereof.

“Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Intercompany Leases” shall mean the real property leases by and between (i) a member of the Parent Group, as lessor, and a member of the SpinCo Group, as lessee, or (ii) a member of the SpinCo Group, as lessor, and a member of the Parent Group, as lessee, in each case, as set forth on Schedule 2.15 under the caption “Leases.”

“Intercompany Subleases” shall mean the real property subleases (i) by and between a member of the Parent Group, as sublessor, and a member of the SpinCo Group, as sublessee, and (ii) by and between a member of the SpinCo Group, as sublessor, and a member of the Parent Group, as sublessee (if any), in each case as set forth on Schedule 2.15 under the caption “Subleases.”

“IP Contracts” shall mean all contracts pursuant to which a Party or any of its Affiliates grants to a Third Party or obtains from a Third Party any rights to use or practice Intellectual Property (other than contracts in which such provisions relating to Intellectual Property are incidental to such contracts).

“IP/IT Contracts” shall mean IP Contracts and IT Contracts.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Assets” shall mean all Software, technology, hardware, computers, peripherals, servers, systems, workstations, routers, hubs, switches, interfaces, data communication lines, network and telecommunications equipment, internet-related information technology infrastructure, and other information technology equipment, rights, assets, and equipment, however delivered, and all associated documentation.

“IT Contracts” shall mean all contracts pursuant to which a Party or any of its Affiliates grants to a Third Party or obtains from a Third Party any rights to use or practice IT Assets (other than contracts in which such provisions relating to IT Assets are incidental to such contracts).

“Know-How” shall mean any and all trade secrets and other confidential or proprietary information, know-how, technical, scientific, regulatory and other information, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical, non-clinical, in-vitro, regulatory, technical, or clinical data) inventions, invention disclosures, creations, techniques, compositions, processes, specifications, tools, apparatus, formulae, and methodologies, but in each case, excluding Patents.

“Law” shall mean any national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Lease Assignments” shall mean the assignments of real property leases and subleases by and between a member of the Parent Group, as assignor, and a member of the SpinCo Group, as assignee, in each case as set forth on Schedule 2.15 under the caption “Lease Assignments.”

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses (including attorneys’ fees) relating thereto.

“Linked” shall have the meaning set forth in Section 2.10(a).

“Local Closing” shall mean, with respect to a Deferred Market, the later of the consummation of the separation of any Deferred SpinCo Local Business in a Deferred Market and the transfer of the shares of the relevant Deferred Market entity to SpinCo or any SpinCo Subsidiary.

“Local Closing Date” shall mean, for each Deferred Market, the date of the applicable Local Closing.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Nasdaq” shall mean The Nasdaq Global Select Market.

“NaviScout Product Development Agreement” shall mean the NaviScout Product Development Agreement to be entered into by and between Parent and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Net Economic Benefit Agreement” shall mean the Net Economic Benefit Agreement with respect to the operation of the Deferred SpinCo Local Businesses that have been or are being entered into by and between Parent and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Non-Controlling Party” shall have the meaning set forth in Section 5.9(b).

“Non-Custodial Party” shall have the meaning set forth in Section 6.4(a).

“NYSE” shall mean the New York Stock Exchange.

“Office Based Technologies” shall mean Parent’s business unit that designs, manufactures and distributes noninvasive and implantable bone growth stimulation products.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.10(a).

“Parent Actions” shall have the meaning set forth in Section 2.3(b).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the SpinCo Business.

“Parent CSIs” shall have the meaning set forth in Section 2.7(d).

“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other member of the SpinCo Group).

“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Shares” shall mean the shares of common stock, par value $0.01 per share, of Parent.

“Parties” shall mean the parties to this Agreement.

“Patents” shall mean: (i) all national, regional and international patents and patent applications, including provisional patent applications, whether pending, enforced, abandoned or expired; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (iii) all patents that have issued or in the future issue from the foregoing or counterparts thereof patent applications specified in clauses (i) and (ii), including utility models, petty patents, design patents and certificates of invention; and (iv) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii).

“Permits” shall mean any permits, approvals, authorizations, registrations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall mean the plan and structure set forth on Schedule 2.1(a).

“Policies” shall mean insurance policies, reinsurance policies and insurance contracts of any kind, including property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology, professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Private Letter Ruling” shall have the meaning set forth in Section 3.3(a)(iii).

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges and any other rights, privileges, immunities or protections that may apply in any applicable jurisdiction.

“ProOsteon Bill of Sale and Assignment” shall mean the ProOsteon Bill of Sale to be entered into by and between Parent and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Protasul Non-Exclusive Trademark License” shall mean the Protasul Non-Exclusive Trademark License to be entered into by and between Parent and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Real Estate Guarantees” shall mean the guarantees or related obligations of any SpinCo Liability provided by any member of the Parent Group that relate to real property leases to which any member of the SpinCo Group is a party.

“Real Estate Separation Documents” shall mean the Intercompany Leases, the Intercompany Subleases and the Lease Assignments.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares as of the Record Date.

“Records Facility” shall have the meaning set forth in Section 6.4(a).

“Remainder Stock” shall have the meaning set forth in the Recitals.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Retained Names and Marks” shall have the meaning set forth in Section 5.5

“Reverse Transition Manufacturing and Supply Agreement” shall mean the Reverse Transition Manufacturing and Supply Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Security Requirements” shall have the meaning set forth in Section 6.11(a).

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Shared Existing Actions” shall have the meaning set forth in Section 5.9(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.10(a).

“SpinCo Actions” shall have the meaning set forth in Section 2.3(a)(x).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Balance Sheet” shall mean the pro forma combined balance sheet of the SpinCo Business, including any notes and subledgers thereto, as of September 30, 2021, as presented in the Information Statement made available to the Record Holders.

“SpinCo Business” shall mean the businesses comprising Parent’s spine and dental business, including Office Based Technologies, conducted at any time prior to the Effective Time by any member of the SpinCo Group and any other businesses or operations conducted primarily through the use of the SpinCo Assets, as such businesses are described in the Information Statement, and shall include any SpinCo Former Business, SpinCo Discontinued Product, SpinCo Discontinued Project or SpinCo Discontinued Facility. For clarity, in no event shall “SpinCo Business” include the business, operations and activities conducted by Parent and its Subsidiaries with respect to any of the products or technology listed on Schedule 1.3(b).

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.

“SpinCo Cash Amount” shall mean a cash amount calculated in accordance with Schedule 1.4.

“SpinCo Cash Distribution” shall have the meaning set forth in Section 2.13(b).

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.

“SpinCo Contracts” shall mean the following contracts, agreements, arrangements, commitments or understandings to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing (provided, that (a) SpinCo Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement and (b) in the case of any of the following contracts that relate to Intellectual Property or IT Assets where the provisions relating to Intellectual Property or IT Assets are not incidental to the overall purpose of the contract, the “SpinCo Contracts” will include only SpinCo IP/IT Contracts):

(i)    (x) any customer, distribution, supply or vendor contract or agreement with a Third Party entered into prior to and in effect as of the Effective Time primarily related to the SpinCo Business (but excluding any IP/IT Contracts) and (y) with respect to any customer, distribution, supply or vendor contract or agreement with a Third Party entered into prior to and in effect as of the Effective Time that relates to the SpinCo Business but is not primarily related to the SpinCo Business, that portion of any such customer, distribution, supply or vendor contract or agreement that relates exclusively to the SpinCo Business (but excluding any IP/IT Contracts);

(ii)    SpinCo IP/IT Contracts;

(iii)    any consulting and/or development agreement (including, but not limited to, agreements relating to training and education, product development and clinical study) between a member of the SpinCo Group, on the one hand, and any physician or other healthcare professionals, on the other hand, entered into prior to and in effect as of the Effective Time primarily related to the SpinCo Business;

(iv)    any contract that is, or portion of any contract containing, any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(v)    any contract, agreement, arrangement, commitment or understanding or portion thereof that is entered into pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;

(vi)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements primarily related to the SpinCo Business;

(vii)    any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with the Separation, including any SpinCo Financing Arrangements;

(viii)    any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;

(ix)    any other contract or agreement not otherwise set forth herein and primarily related to the SpinCo Business or SpinCo Assets;

(x)    any employment, restrictive covenant (e.g., non-compete), confidentiality, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Employee, consultants of the SpinCo Group or independent contractors that are in effect as of the Effective Time;

(xi)    the Real Estate Separation Documents; and

(xii)    any contracts, agreements or settlements set forth on Schedule 1.5(b), including the right to recover any amounts under such contracts, agreements or settlements.

“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the SpinCo Group as of immediately prior to the Effective Time.

“SpinCo Discontinued Facilities” shall mean the closed or divested manufacturing, distribution, warehouse or research and development facilities or other real property operated prior to the Effective Time by either Party or any member of its Group that were solely or primarily related to the conduct of the any business, operations and activities that was (or would have been had such categories been in effect at the time of such discontinuation) categorized as part of Parent’s publicly reported Dental & Spine product category (including Office Based Technologies products), as well as each closed or divested facility or property set forth on Schedule 1.6.

“SpinCo Discontinued Products” shall mean any product that was (or would have been had such categories been in effect at the time of such discontinuation) categorized as part of Parent’s publicly reported Dental & Spine product category (including Office Based Technologies products) if such product, at any time prior to the Effective Time, was owned, licensed by or to, sub-licensed by or to, manufactured, marketed, co-branded, co-promoted or otherwise promoted, distributed or sold anywhere in the world by or on behalf of either Party or any member of its Group, but in each case that, as of immediately prior to the Effective Time, neither Party nor any of their respective Subsidiaries is marketing, co-promoting, promoting, distributing or selling anywhere in the world, as well as each product not marketed, co-promoted, distributed or sold by either Party of any member of its Group as of immediately prior to the Effective Time to the extent set forth on Schedule 1.6.

“SpinCo Discontinued Projects” shall mean any discovery or research and development projects that were conducted at any time prior to the Effective Time by or on behalf of the business that was (or would have been had such categories been in effect at the time of such discontinuation) categorized as part of Parent’s publicly reported Dental & Spine product category (including Office Based Technologies products) and that were terminated, divested or discontinued prior to the Effective Time by either Party or any member of its Group, as well as each terminated, divested of discontinued discovery or research and development project set forth on Schedule 1.6.

“SpinCo Financing Arrangements” means the Credit Agreement, dated as of [●], among SpinCo, the Lenders (as defined therein) from time to time party thereto and JP Morgan Chase Bank, N.A., as administrative agent and collateral agent, providing for revolving loans in an aggregate amount of up to $[●] and a term loan in an aggregate amount of up to $[●].

“SpinCo Former Businesses” shall mean (a) the Former Businesses set forth on Schedule 1.6; and (b) any Former Business to the extent associated with, or to the extent engaged in the discovery, research, development, importation, exportation, manufacture, marketing, distribution, promotion or sale of a SpinCo Discontinued Product.

“SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Employee” shall have the meaning set forth in the Employee Matters Agreement.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Intellectual Property” shall mean (a) the Trademarks (including domain names) listed on Schedule 1.7(a); (b) the Patents and invention disclosures listed on Schedule 1.7(b); (c) the Copyright registrations listed on Schedule 1.7(c); (d) the unregistered Copyrights that are owned by either Party or any member of its Group as of immediately prior to the Effective Time and exclusively used or exclusively held for use in the SpinCo Business; (e) the social media accounts listed on Schedule 1.7(e); and (f) the Know-How (other than invention disclosures) owned by either Party or any member of its Group as of immediately prior to the Effective Time and exclusively used or exclusively held for use in the SpinCo Business; provided, however, that in no event shall any or all of the following be included in the definition of SpinCo Intellectual Property: (i) Intellectual Property that is licensed to SpinCo or any of its Affiliates pursuant to any Ancillary Agreement; and (ii) Excluded IP.

“SpinCo IP Contracts” shall mean the IP Contracts entered into prior to and in effect as of the Effective Time that are exclusively used or exclusively held for use in the SpinCo Business.

“SpinCo IP/IT” shall have the meaning set forth in Section 2.2(a)(vii).

“SpinCo IP/IT Contracts” shall mean the SpinCo IP Contracts and SpinCo IT Contracts.

“SpinCo IT Assets” shall mean the Software and other IT Assets owned by either Party or any member of its Group as of immediately prior to the Effective Time that are primarily used or primarily held for use in the SpinCo Business, provided, however, that in no event shall any IT Assets that are licensed to SpinCo or any of its Affiliates pursuant to any Ancillary Agreement be included in the definition of SpinCo IT Assets.

“SpinCo IT Contracts” shall mean the IT Contracts entered into prior to and in effect as of the Effective Time that are primarily used or primarily held for use in the SpinCo Business.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or held for use in the SpinCo Business as of the Effective Time.

“SpinCo Products” shall mean products set forth on Schedule 1.8.

“SpinCo Shares” shall mean the shares of common stock, par value $0.01 per share, of SpinCo.

“Stored Records” shall have the meaning set forth in Section 6.4(a).

“Straddle Period” shall have the meaning set forth in Section 2.14.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Sulene Non-Exclusive Trademark License” shall mean the Sulene Non-Exclusive Trademark License to be entered into by and between Parent and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Systems” shall have the meaning set forth in Section 6.11(a).

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Trademarks” shall mean all trademarks, trade names, brand and corporate names, internet domain names, service marks, trade dress, logos, slogans, and all other source indicators or indicia of origin, together with all goodwill associated therewith and all applications, registrations and renewals in connection therewith.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.9.

“Transition Committee” shall have the meaning set forth in Section 5.10.

“Transition Manufacturing and Supply Agreement” shall mean the Transition Manufacturing and Supply Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Transitional Trademark License Agreement” shall mean the Transitional Trademark License Agreement to be entered into by and between Parent and SpinCo or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Undisclosed Agent Agreement” shall mean the Undisclosed Agent Agreement to be entered into by and between Parent and SpinCo or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Unreleased Parent Liability” shall have the meaning set forth in Section 2.6(b)(ii).

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.6(a)(ii).

“Zimmer France Business Lease Agreement” shall mean that certain Business Lease Agreement, dated as of November 5, 2018, by and between LDR Medical SAS and Zimmer Biomet France SAS, as amended.

“Zimmer GmbH Business Lease Agreement” shall mean that certain Business Lease Agreement, dated as of November 5, 2018, by and between LDR Medical SAS and Zimmer GmbH, as amended.

“Zimmer US” shall have the meaning set forth in Section 2.5(k).

“Zimmer US Certificate of Incorporation” shall have the meaning set forth in Section 2.5(k).

ARTICLE II

THE SEPARATION

2.1    Transfer of Assets and Assumption of Liabilities.

(a)    At or prior to the Effective Time in accordance with the Plan of Reorganization, but subject to Section 2.4 and Section 2.5:

(i)    Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets, including all of the outstanding shares of capital stock or other ownership interests in the Transferred Entities, which shall result in SpinCo owning directly or indirectly all of the Transferred Entities (it being understood that if any SpinCo Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such SpinCo Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to SpinCo or the applicable SpinCo Designee);

(ii)    Acceptance and Assumption of SpinCo Liabilities. SpinCo or the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Liabilities in accordance with their respective terms. SpinCo or such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by Parent’s or SpinCo’s respective Representatives or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, gross negligence, willful misconduct, bad faith, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective Representatives or Affiliates;

(iii)    Transfer and Assignment of Parent Assets. Parent and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by SpinCo or a SpinCo Designee; and

(iv)    Acceptance and Assumption of Parent Liabilities. Parent and certain members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities held by SpinCo or any SpinCo Designee and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or SpinCo’s respective Representatives or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, gross negligence, willful misconduct, bad faith, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective Representatives or Affiliates.

(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, (i) such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts, short form Intellectual Property assignments, and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)    Misallocations. Except to the extent otherwise contemplated in connection with (i) a Deferred SpinCo Local Business under Section 2.4 or (ii) a Delayed SpinCo Asset, Delayed SpinCo Liability, Delayed Parent Asset or Delayed Parent Liability under Section 2.5, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such other Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) so entitled thereto shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. Except to the extent otherwise contemplated in connection with (i) a Deferred SpinCo Local Business under Section 2.4 or (ii) a Delayed SpinCo Asset, Delayed SpinCo Liability, Delayed Parent Asset or Delayed Parent Liability under Section 2.5, in the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability in accordance with this Agreement.

(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each and every member of the Parent Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, Parent hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Assets to any member of the Parent Group.

2.2    SpinCo Assets; Parent Assets.

(a)    SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean, without duplication:

(i)    all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii)    all Assets of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);

(iii)    all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);

(iv)    all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to SpinCo or any other member of the SpinCo Group;

(v)    all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time to the SpinCo Products, including all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time to all reports and analyses, product and marketing registrations and applications (which shall include all United States Food and Drug Administration and other regulatory approvals, clearances and licenses exclusively related to, and all related applications and other information (including, but not limited to, technical dossiers, technical documentation and labels/labeling) submitted for the purposes of or prepared in connection with obtaining an approval for, an SpinCo Product) to the extent exclusively related to the SpinCo Products; provided that, if the Assets to be transferred pursuant to this paragraph conflict with or expand the transfer of SpinCo IP/IT pursuant to clause (vii) of this definition, then clause (vii) and the definition of SpinCo IP/IT shall prevail;

(vi)    all SpinCo Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time; provided that if there is deemed to be any inconsistency between this clause (vi) and Section 2.9(a), then Section 2.9(a) shall control;

(vii)    all SpinCo Intellectual Property and SpinCo IT Assets as of the Effective Time (collectively, the “SpinCo IP/IT”), and any license of Intellectual Property or IT Assets of Parent or any member of the Parent Group to SpinCo or any member of the SpinCo Group pursuant to the terms of the Intellectual Property Matters Agreement or other Ancillary Agreements;

(viii)    all SpinCo Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(ix)    subject to applicable Law and the provisions of the applicable Ancillary Agreements, all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities; provided, that, for purposes of this clause (ix), “Information” shall not include any Intellectual Property;

(x)    the SpinCo Cash Amount; and

(xi)    any and all Assets set forth on Schedule 2.2(a)(xi).

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (vi) of Section 2.2(b). For the avoidance of doubt, with respect to each Deferred SpinCo Local Business, the SpinCo Assets shall include all Assets referred to in clauses (i) through (xi) above as of the time of the transfer of legal title of such Deferred SpinCo Local Business from Parent or the applicable Parent Subsidiary to SpinCo or the applicable SpinCo Subsidiary.

(b)    Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the SpinCo Assets, it being understood that, notwithstanding anything herein to the contrary, the Parent Assets shall include:

(i)    all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

(ii)    all contracts and agreements of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Contracts);

(iii)    (x) the Intellectual Property set forth on Schedule 2.2(b)(iii)(x), (y) the IT Assets set forth on Schedule 2.2(b)(iii)(y), and (z) all Intellectual Property and IT Assets owned or licensed by either Party or any of the members of its Group as of the Effective Time (other than, in the case of this clause (z), the SpinCo IP/IT and the SpinCo IP/IT Contracts);

(iv)    all Permits of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Permits);

(v)    all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time (other than the SpinCo Cash Amount); and

(vi)    any and all Assets set forth on Schedule 2.2(b)(vi).

2.3    SpinCo Liabilities; Parent Liabilities.

(a)    SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)    all Liabilities of the SpinCo Group;

(ii)    all Liabilities to the extent arising from (A) the operation or conduct of the SpinCo Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the SpinCo Business); (B) the operation or conduct of the SpinCo Business or any other business conducted by SpinCo or any other member of the SpinCo Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or (C) the SpinCo Assets;

(iii)    all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (iii);

(iv)    all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (iv); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (iv);

(v)    all Liabilities, including Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;

(vi)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(vii)    all Liabilities relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Intellectual Property, the SpinCo IT Assets, or the SpinCo Permits;

(viii)    all Liabilities relating to, arising out of or resulting from (A) the SpinCo Financing Arrangements, (B) any other indebtedness of SpinCo or any member of the SpinCo Group (whether incurred prior to, on or after the Effective Time) or (C) guarantees and obligations of the obligor under letters of credit issued in connection with the SpinCo Business;

(ix)    except as expressly set forth in another Ancillary Agreement, all Liabilities relating to, arising out of, or resulting from the operation or conduct of any business conducted by SpinCo or any member of the SpinCo Group at any time after the Effective Time;

(x)    each of the ongoing Actions primarily related to the SpinCo Business, including the matters set forth on Schedule 2.3(a)(x) (the “SpinCo Actions”), and the portion of each Shared Existing Action allocable to SpinCo and the Transferred Entities;

(xi)    any and all Liabilities set forth on Schedule 2.3(a)(xi); and

(xii)    all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective Representatives or stockholders) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the SpinCo Business or the SpinCo Assets or the other business, operations, activities or Liabilities of SpinCo referred to in clauses (i) through (xi) above;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) and any Liabilities of any member of the Parent Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be Parent Liabilities. For the avoidance of doubt, with respect to each Deferred SpinCo Local Business, the SpinCo Liabilities shall include all Liabilities referred to in clauses (i) through (xii) above as of the time of the transfer of legal title of such Deferred SpinCo Local Business from Parent or the applicable Parent Subsidiary to SpinCo or the applicable SpinCo Subsidiary.

(b)    Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean (i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group, in each case that are not SpinCo Liabilities, including any and all Liabilities set forth on Schedule 2.3(b); and (ii) all Liabilities arising out of claims made by any Third Party (including Parent’s or SpinCo’s respective Representatives or stockholders) against any member of the Parent Group or the SpinCo Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets (the “Parent Actions”).

2.4    Deferred Markets.

(a)    Deferral of Certain Transfers of SpinCo Assets and SpinCo Liabilities. The Parties acknowledge that due to the requirements of applicable Law, the need to obtain certain Approvals or Notifications from Governmental Authorities or for other business reasons, the Parties have agreed to defer until after the Effective Time the transfer of legal title to all or a portion of the SpinCo Assets and the assumption of all or a portion of the SpinCo Liabilities from Parent or the applicable Parent Subsidiary to SpinCo or the applicable SpinCo Subsidiary or designee, in each case, in each of the jurisdictions listed on Schedule 2.4(a), where Parent is continuing to operate certain activities of the SpinCo Business pursuant to the Net Economic Benefit Agreement and the Business Lease Agreements (each, a “Deferred Market” and the SpinCo Assets and SpinCo Liabilities in such Deferred Markets, the “Deferred SpinCo Local Businesses”). Notwithstanding the foregoing, any Deferred SpinCo Local Business shall continue to constitute SpinCo Assets or SpinCo Liabilities, as applicable, for all other purposes of this Agreement. The Parties intend that, for U.S. federal income tax purposes, the transfer of any SpinCo Assets or the assumption of any SpinCo Liabilities that are deferred pursuant to this Section 2.4 shall be treated as having been transferred or assumed, as applicable, pursuant to the transaction or transactions set forth in Schedule 2.1(a) pursuant to which such SpinCo Assets or SpinCo Liabilities would actually have been transferred or assumed, as applicable, if not deferred in accordance with this Section 2.4, in each case, as determined in good faith by Parent. The immediately preceding sentence shall be deemed incorporated into Schedule 2.1(a) for purposes of the Tax Matters Agreement.

(b)    Treatment of Deferred SpinCo Local Businesses. In each case, from and after the Effective Time, and until such time as the applicable Deferred SpinCo Local Business has been transferred to SpinCo or the applicable SpinCo Subsidiary or designee for the relevant Deferred Market subject and pursuant to the terms of the Net Economic Benefit Agreement or the Business Lease Agreements, as applicable, (i) the Deferred SpinCo Local Business shall be held and operated by Parent or, where applicable, by a Parent Subsidiary or designee, in trust on behalf of and for the benefit of SpinCo or, where applicable, a SpinCo Subsidiary or designee; (ii) Parent (or, where applicable, a Parent Subsidiary or designee) shall pay, perform and discharge fully when due and payable the Liabilities of the Deferred SpinCo Local Business on behalf of and for the benefit of SpinCo or, where applicable, a SpinCo Subsidiary or designee pursuant to the terms of the Net Economic Benefit Agreement or the Business Lease Agreements, as applicable; and (iii) insofar as reasonably practicable and to the extent permitted by applicable Law and subject to the terms of any Ancillary Agreement related to such Deferred SpinCo Local Business, Parent (or, where applicable, a Parent Subsidiary or designee) shall take such other actions as may reasonably be requested by SpinCo, including sales price determination, supply chain planning and order fulfillment, so that all the benefits and burdens relating to such Deferred SpinCo Local Business, including expenses, use, risk of loss, profits and losses, potential for gain and control over such Deferred SpinCo Local Business, shall inure from and after the Effective Time to SpinCo or, where applicable, a SpinCo Subsidiary or designee. Except as otherwise provided in a relevant Ancillary Agreement for such Deferred Market, the Parties agree that (A) Parent (or, where applicable, a Parent Subsidiary or designee) shall remit to SpinCo or a SpinCo Subsidiary or designee the amounts received in connection with the performance of each Deferred SpinCo Local Business; and (B) SpinCo or, where applicable, a SpinCo Subsidiary or designee shall reimburse Parent or a Parent Subsidiary or designee for all payments made in connection with the performance of each Deferred SpinCo Local Business and the discharge of any Liabilities in connection therewith.

(c)    Transfer of Deferred SpinCo Local Businesses. The Parties shall, and shall cause the members of their respective Groups to, use commercially reasonable efforts to take all actions (including obtaining the requisite Approvals and Notifications from Governmental Authorities) to permit the legal transfer of the Deferred SpinCo Local Businesses as soon as reasonably practicable following the Effective Time. Upon receipt of all requisite Approvals and Notifications from Governmental Authorities and the occurrence of all other actions that permit the legal transfer of a Deferred SpinCo Local Business from a member of the Parent Group to a member of the SpinCo Group, the Parties shall promptly complete such transfer.

2.5    Approvals and Notifications.

(a)    Approvals and Notifications for SpinCo Assets and Liabilities. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)    Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time or the Local Closing Date, as applicable, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c)    Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) (in each case (other than Shared Contracts, which are governed solely by Section 2.8(c); or the leasehold interests, subleasehold interests, license interests or other real property interests under the Real Estate Separation Documents, which are governed solely by Section 2.17) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time or the Local Closing Date, as applicable, whether as a result of the provisions of Section 2.5(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with SpinCo Group past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time or the Local Closing Date, as applicable, to the SpinCo Group.

(d)    Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.5(c), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed (or, in the case of a Deferred SpinCo Local Business, if later, upon the Local Closing), the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)    Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Any member of the Parent Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to such Delayed SpinCo Asset or Delayed SpinCo Liability; provided, however, that the Parent Group shall not knowingly allow the loss or diminution in value of any Delayed SpinCo Asset without first providing the SpinCo Group commercially reasonable notice of such potential loss or diminution in value and affording the SpinCo Group commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(f)    Approvals and Notifications for Parent Assets. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and SpinCo, neither Parent nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)    Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time or the Local Closing Date, as applicable, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

(h)    Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated at or prior to the Effective Time or the Local Closing Date, as applicable, whether as a result of the provisions of Section 2.5(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability, as the case may be, for the use and benefit of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with Parent Group past practice and take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time or the Local Closing Date, as applicable, to the Parent Group.

(i)    Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.5(h), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)    Costs for Delayed Parent Assets and Delayed Parent Liabilities. Any member of the SpinCo Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability; provided, however, that the SpinCo Group shall not knowingly allow the loss or diminution in value of any Delayed Parent Asset without first providing the Parent Group commercially reasonable notice of such potential loss or diminution in value and affording the Parent Group commercially reasonable opportunity to take action to prevent such loss or diminution in value.

(k)    Liquidation of Zimmer US, Inc. It is acknowledged and agreed that, pursuant to the Second Amended and Restated Certificate of Incorporation of Zimmer US, Inc., a Delaware corporation (“Zimmer US”), dated as of August 3, 2018 (the “Zimmer US Certificate of Incorporation”), in the event of any liquidation, dissolution or winding up of Zimmer US following the Effective Time, certain members of the SpinCo Group may be entitled to distributions by virtue of such members being former holders of common stock of Zimmer US who were Patrons (as such term is defined in the Zimmer US Certificate of Incorporation) of Zimmer US. Notwithstanding anything in the Zimmer US Certificate of Incorporation to the contrary, the Parties agree that all of the benefits and burdens of any liquidation, dissolution or winding up of Zimmer US, including any distributions resulting therefrom, shall inure from and after the Effective Time to the Parent Group, and that any distributions received by a member of the SpinCo Group as a result of any liquidation, dissolution or winding up of Zimmer US shall be transferred to a member of the Parent Group as promptly as reasonably practicable following receipt thereof.

2.6    Novation of Liabilities.

(a)    Novation of SpinCo Liabilities.

(i)    Except as set forth on Schedule 2.6(a), each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval, amendment or release required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by applicable Law, as indemnitor, guarantor, agent or subcontractor for such member of the Parent Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased SpinCo Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Parent Group. Subject to Section 2.4 with respect to the Local Closing of a Deferred SpinCo Local Business, if and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign or novate, or cause to be assigned or novated, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)    Novation of Parent Liabilities.

(i)    Each of Parent and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval, amendment or release required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by applicable Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (x) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased Parent Liabilities from and after the Effective Time and (y) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign or novate, or cause to be assigned or novated, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.7    Release of Guarantees; Credit Support Instruments. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6:

(a)    At or prior to the Effective Time or as soon as practicable thereafter, each of Parent and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, except as provided in any of the Real Estate Separation Documents or any other guarantee entered into solely in connection with the Separation or the Distribution, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any SpinCo Liability to the extent that such guarantee or obligation relates to SpinCo Liabilities, including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any Parent Liability to the extent that such guarantee or obligation relates to Parent Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such Parent Liability.

(b)    To the extent required to obtain a release from a guarantee of:

(i)    any member of the Parent Group, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which SpinCo would be reasonably unable to comply or (y) which SpinCo would not reasonably be able to avoid breaching; and

(ii)    any member of the SpinCo Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (x) with which Parent would be reasonably unable to comply or (y) which Parent would not reasonably be able to avoid breaching.

(c)    If Parent or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.7, (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and SpinCo, on behalf of itself and the other members of their respective Groups, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable, unless the other Party consents in writing or all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

(d)    Parent and SpinCo shall cooperate and SpinCo shall use commercially reasonable efforts to replace all Credit Support Instruments issued by Parent or other members of the Parent Group on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business (the “Parent CSIs”) as promptly as practicable with Credit Support Instruments from SpinCo or a member of the SpinCo Group as of the Effective Time (or, in the case of any Deferred SpinCo Local Business, as of the Local Closing Date). With respect to any Parent CSIs that remain outstanding after the Effective Time (or, in the case of any Deferred SpinCo Local Business, after the Local Closing Date), (i) SpinCo shall, and shall cause the members of the SpinCo Group to, jointly and severally indemnify and hold harmless the Parent Indemnitees for any Liabilities arising from or relating to such Credit Support Instruments, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Parent CSIs in accordance with the terms thereof, (ii) SpinCo shall reimburse the applicable member of the Parent Group for all out of pocket expenses incurred by it arising out of or related to any such Credit Support Instrument, and (iii) without the prior written consent of Parent, SpinCo shall not, and shall not permit any member of the SpinCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which Parent or any member of the Parent Group has issued any Credit Support Instruments which remain outstanding. Neither Parent nor any member of the Parent Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the SpinCo Group or the SpinCo Business after the expiration of any such Credit Support Instrument.

2.8    Termination of Agreements.

(a)    Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, (i) hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time (including any provision thereof which purports to survive termination), and (ii) all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, entered into prior to a Local Closing of a Deferred SpinCo Local Business shall be terminated effective as of such Local Closing (including any provision thereof which purports to survive termination). Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)    The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.8(b)(ii); (iii)

any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time (or, in the case of any Deferred SpinCo Local Business, as of the Local Closing Date) that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Parent or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)    All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Effective Time (or, in the case of any Deferred SpinCo Local Business, as of the Local Closing Date) shall, as promptly as reasonably practicable after the Effective Time (or, as applicable, such Local Closing Date), be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by Parent in its sole and absolute discretion (it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.7).

2.9    Treatment of Shared Contracts.

(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9(a) are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a SpinCo Contract, but the remainder of which is a Parent Asset (any such contract or agreement, including those set forth on Schedule 2.9, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time (or, in the case of any Deferred SpinCo Local Business, as of prior to the Local Closing Date), so that each Party or the member of its Group shall, as of the Effective Time (or the Local Closing Date, as applicable), (i) be entitled to the rights and benefits, (ii) assume the related portion of any Liabilities, inuring to its respective businesses and (iii) take any actions set forth on Schedule 2.9 with respect to such Shared Contract; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.9(a), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9(a).

(b)    Each of Parent and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an

Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)    Nothing in this Section 2.9 shall require any member of either Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.9.

2.10    Bank Accounts; Cash Balances.

(a)    Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree) (or, in the case of any Deferred SpinCo Local Business, as of prior to the Local Closing Date), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such SpinCo Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Parent Account or SpinCo Account, respectively, is de-Linked from such Parent Account or SpinCo Account, respectively.

(b)    It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c)    It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Parent or a member of the Parent Group.

(d)    Without limiting the rights to indemnification provided in this Agreement, with respect to any outstanding checks issued or payments initiated by Parent, SpinCo, or any of the members of their respective Groups prior to the Effective Time (or, in the case of any Deferred SpinCo Local Business, prior to the Local Closing Date), such outstanding checks and payments shall be honored following the Effective Time (or, as applicable, following the Local Closing Date) by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)    Subject, in the case of any Deferred SpinCo Local Business, to Section 2.4, as between Parent and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, as promptly as reasonably practicable following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party, the amount of such payment or reimbursement without right of set-off, and such payments shall be documented in a manner satisfactory to the Parties.

2.11    Ancillary Agreements. Effective at or prior to the Effective Time, each of Parent and SpinCo shall, or shall cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it or such member, as applicable, is a party.

2.12    Disclaimer of Representations and Warranties.

(a)    EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS (X) REPRESENTING OR WARRANTING IN ANY WAY AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF, OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES OR LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)    Each of Parent (on behalf of itself and each of member of the Parent Group) and SpinCo (on behalf of itself and each of member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Parent or any member of the Parent Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, are jointly or severally liable for any SpinCo Liability or any Parent Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

2.13    Credit Facilities; SpinCo Financing Arrangements; SpinCo Cash Distribution.

(a)    Financing Arrangements. Prior to the Effective Time, the SpinCo Financing Arrangements shall have been consummated.

(b)    SpinCo Cash Distribution. Pursuant to the Contribution, SpinCo shall make a cash distribution to Parent in an amount equal to approximately $501,000,000 (the “SpinCo Cash Distribution”).

2.14    Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the Distribution in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), upon twenty (20) business days’ advance written request by SpinCo, Parent shall provide SpinCo with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall (x) be with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (y) be in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

2.15    Real Estate Separation Documents. Prior to the Distribution, the Parties shall, and shall cause their respective applicable Group members to, use reasonable best efforts to obtain and make any necessary Approvals or Notifications (whether from Third Parties or Governmental Authorities) and enter into the Real Estate Separation Documents to make the Real Estate Separation Documents effective at or prior to the Distribution; provided, however, that nothing in this Agreement shall be deemed to require entering into any Real Estate Separation Document unless and until any necessary Approvals or Notifications are obtained or made, as applicable. In the event any such Approvals or Notifications have not been obtained prior to the Distribution, the Parties shall use reasonable best efforts (subject to the terms of this Section 2.15) to obtain or make such Approval or Notification as promptly as reasonably practicable following the Distribution and, upon receipt of such Approval or Notification, shall execute the applicable Real Estate Separation Document; provided, however, that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation or the relinquishment or forbearance of any rights) to any Person in order to obtain or make any such Approval or Notification (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees). If any Real Estate Separation Document is not effective prior to the Distribution, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until such time of effectiveness of the applicable Real Estate Separation Document, a member of the SpinCo Group shall receive the interest in the benefits and obligations of SpinCo or the applicable member of the SpinCo Group under the proposed terms of such Real Estate Separation Document and a member of the Parent Group shall receive the interest in the benefits and obligations of Parent or the applicable member of the Parent Group under the proposed terms of such Real Estate Separation Document. In the event of a conflict between this Agreement and any Real Estate Separation Document, the applicable Real Estate Separation Document shall govern. To the extent any matter is not addressed in a Real Estate Separation Document, but is addressed in this Agreement, the terms of this Agreement shall control as to such matter.

2.16    Cash Adjustment. Following the date hereof, each of Parent and SpinCo agrees to take the actions set forth on Schedule 2.16.

ARTICLE III

THE DISTRIBUTION

3.1    Sole and Absolute Discretion; Cooperation.

(a)    Notwithstanding anything to the contrary set forth in this Agreement or in any Ancillary Agreement, until the Effective Time, Parent shall, in its sole and absolute discretion, determine whether to proceed with the Distribution and any and all terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, in its sole discretion, determine the Distribution Date and may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing herein shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)    SpinCo shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of SpinCo Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent and SpinCo. SpinCo and Parent, as the case may be, will provide to the Distribution Agent any information required in order to complete the Distribution.

3.2    Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)    Notice to the NYSE. Parent shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)    SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that, as of the Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively.

(c)    SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Parent Board and/or as an executive officer of Parent; and (iii) SpinCo shall have such other officers as SpinCo shall appoint, subject to Parent’s approval.

(d)    Nasdaq Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the SpinCo Shares to be distributed in the Distribution and the SpinCo Shares to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on Nasdaq (and such other stock exchanges as may be necessary or desirable), subject to official notice of distribution.

(e)    Securities Law Matters. Parent and SpinCo shall prepare, and SpinCo shall file, any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the

Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and SpinCo shall prepare, and SpinCo shall, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and SpinCo shall take all such action as may be necessary or advisable under the securities or blue sky laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the Distribution.

(f)    Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be made available to the Record Holders.

(g)    The Distribution Agent. Parent shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

3.3    Conditions to the Distribution.

(a)    The consummation of the Distribution shall be subject to the satisfaction, or waiver by Parent, in whole or in part, in its sole and absolute discretion, of the following conditions:

(i)    The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;

(ii)    The Information Statement shall have been made available to the Record Holders;

(iii)    Parent shall have received a private letter ruling from the IRS, satisfactory to the Parent Board, regarding certain U.S. federal income tax matters (the “Private Letter Ruling”) and the Private Letter Ruling remains in force;

(iv)    Parent shall have received an opinion from White & Case LLP, satisfactory to the Parent Board, regarding the qualification of the Contribution and the Distribution, taken together, as a transaction described in Sections 355 and 368(a)(1)(D) of the Code;

(v)    The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset and any SpinCo Assets deferred as part of a Deferred SpinCo Local Business) and SpinCo Liabilities (other than any Delayed SpinCo Liability and any SpinCo Liabilities deferred as part of a Deferred SpinCo Local Business) contemplated to be transferred from Parent (or the applicable members of its Group) to SpinCo on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from SpinCo to Parent (or the applicable members of its Group) on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization;

(vi)    The actions and filings necessary or advisable under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority;

(vii)    The Parent Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(viii)    Any required approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and be in full force and effect;

(ix)    Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(x)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect;

(xi)    The SpinCo Shares to be distributed to the Parent stockholders in the Distribution shall have been accepted for listing on Nasdaq, subject to official notice of distribution;

(xii)    Parent shall have received the proceeds from the SpinCo Cash Distribution; and

(xiii)    No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated by this Agreement or any Ancillary Agreement.

(b)    The foregoing conditions are for the sole benefit of Parent and not for the benefit of any other Person and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4    The Distribution.

(a)    Subject to Section 3.3, at or prior to the Effective Time, SpinCo shall deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding SpinCo Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Distribution Agent to distribute at the Effective Time the appropriate number of SpinCo Shares to each such Record Holder or designated transferee or transferees thereof by way of direct registration in book-entry form. SpinCo shall not issue paper stock certificates in respect of the SpinCo Shares. The Distribution shall be effective at the Effective Time.

(b)    Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares equal to the number of Parent Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c)    No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a SpinCo Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Effective Time, Parent shall direct the Distribution Agent to determine the number of whole and fractional SpinCo Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, SpinCo or the Distribution Agent shall be required to guarantee any minimum sale price for the fractional SpinCo Shares sold in accordance with this Section 3.4(c). Neither Parent nor SpinCo shall be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Parent Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)    Any SpinCo Shares or cash in lieu of fractional shares with respect to SpinCo Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the Distribution Date shall be delivered to SpinCo, and SpinCo or its transfer agent shall hold such SpinCo Shares and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such SpinCo Shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(e)    Until the SpinCo Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, SpinCo shall regard the Persons entitled to receive such SpinCo Shares as record holders of SpinCo Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder shall be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the SpinCo Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the SpinCo Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1    Release of Pre-Distribution Claims.

(a)    SpinCo Release of Parent. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by applicable Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii)

all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated hereby and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities. In furtherance of the foregoing, SpinCo hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by applicable Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such) waives any claim or remedy now or hereafter available under any Environmental Law against (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or a member of the SpinCo Group.

(b)    Parent Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by applicable Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions contemplated hereby and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities.

(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) (or the applicable Schedules thereto) after the Effective Time, in each case in accordance with their respective terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)    any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the SpinCo Group that is specified in Section 2.8(b) (or the applicable Schedules thereto) to continue after the Effective Time, or any other Liability specified in Section 2.8(b) to continue after the Effective Time;

(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)    any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv)    any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)    any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of a member of the SpinCo Group who was a director, officer or employee of any member of the Parent Group at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; provided, that if a director of SpinCo receives indemnification payments from Parent or SpinCo, as the case may be, with respect to a particular Liability for which such director is entitled to indemnification, such director shall not be entitled to receive indemnification payments from the other Party with respect to the same Liability to the extent of the indemnification payments previously received by such director from Parent or SpinCo, as the case may be; provided, further, that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)    No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2    Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement or as otherwise agreed to in writing by the Parties, to the fullest extent permitted by applicable Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any SpinCo Liability;

(b)    any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)    any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d)    the conduct of any business, operation or activity by SpinCo or any member of the SpinCo Group whether before or after the Effective Time;

(e)    except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the Parent Group that survives following the Distribution, including, but not limited to, the Real Estate Guarantees; and

(f)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (f) of Section 4.3.

4.3    Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by applicable Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any Parent Liability;

(b)    any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)    any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d)    the conduct of any business, operation or activity by Parent or any member of the Parent Group from and after the Effective Time (other than the conduct of business, operations, or activities for the benefit of SpinCo or any of the members of its Group pursuant to this Agreement or any Ancillary Agreement);

(e)    except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the SpinCo Group that survives following the Distribution; and

(f)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto) or any other Disclosure Document; it being agreed that the statements set forth on Schedule 4.3(f) shall be the only statements made explicitly in Parent’s name in the Form 10, the Information Statement or any other Disclosure Document, and all other information contained in the Form 10, the Information Statement or any other Disclosure Document shall be deemed to be information supplied by SpinCo.

4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within thirty (30) days of receiving such payment, the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)    The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or in any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required, or otherwise satisfying any indemnification obligation, under the terms of this Agreement pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5    Procedures for Indemnification of Third-Party Claims.

(a)    Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying

Party written notice thereof as soon as practicable, but in any event within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)    Control of Defense. An Indemnifying Party shall defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (B) the Indemnitee shall assume the defense of such Third-Party Claim; provided, however, that the Indemnifying Party shall not assume the defense of any Third-Party Claim to the extent such Third-Party Claim (x) is an Action by a Governmental Authority, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee.

(c)    Allocation of Defense Costs. An Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of a Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(d)    Right to Monitor and Participate. An Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, the Indemnitee shall cooperate with the Indemnifying Party in the defense of any Third-Party Claim and make available to the Indemnifying Party, at the Indemnitee’s expense, all witnesses, information and materials in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In addition to the foregoing, if any Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)    No Settlement. Neither any member of the Parent Group, nor any member of the SpinCo Group, may settle or compromise any Third-Party Claim for which a SpinCo Indemnitee or a Parent Indemnitee, respectively, is seeking or is reasonably expected to seek to be indemnified hereunder without the prior written consent of SpinCo or Parent, respectively, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by any SpinCo Indemnitee or any Parent Indemnitee, respectively, provides for a full, unconditional and irrevocable release of each SpinCo Indemnitee or each Parent Indemnitee, respectively, from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party delivers the other Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which an Indemnitee is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within ten (10) business days or such longer period, not to exceed twenty (20) days, as may be agreed by the Parties, (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)    Allocation of Proceeding Liabilities. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the applicable Action) may be partly Parent Liabilities and partly SpinCo Liabilities. If the Parties cannot agree on an allocation of any such Liabilities for Actions (or such matters or types of matters have not been allocated or addressed either in the definition of SpinCo Liabilities, in Schedule 2.3(a)(x), or otherwise as set forth in this Agreement or any Ancillary Agreement), they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third-Party Claim is being resolved.

(g)    Cooperation as to Removal. Each of the Parties agrees that at all times from and after the Effective Time, if an Action is commenced by a Third Party naming two or more Parties (or any Affiliates of such Parties) as defendants and with respect to which one or more named Parties (or any Affiliates of such Parties) is a nominal defendant and/or such Action is related solely to an Asset or Liability that the other Party has been allocated under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

4.6    Additional Matters.

(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party within thirty (30) days of such determination that such matter has given, or will likely give rise to, a right of indemnification under this Agreement or any Ancillary Agreement; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such Third Party.

(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(f)    Tax Matters Agreement Coordination. The provisions of Section 4.2 through Section 4.10 (including Section 4.6(a)-(e)) shall not apply to Taxes to the extent specifically addressed in the Tax Matters Agreement, subject to the terms thereof. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement to the extent specifically addressed in the Tax Matters Agreement, subject to the terms thereof. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.7    Right of Contribution.

(a)    Contribution. If any right of indemnification contained in Section 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Deferred SpinCo Local Businesses, Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the SpinCo Business prior to the Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9    Remedies Cumulative. The remedies provided in this Article IV shall be the sole monetary remedies available in respect of this Agreement.

4.10    Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE V

CERTAIN OTHER MATTERS

5.1    Insurance Matters.

(a)    SpinCo acknowledges and agrees, on its own behalf and on behalf of each member of the SpinCo Group and the SpinCo Indemnitees, that, from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group nor any of the SpinCo Indemnitees shall have any rights to or under any of Parent’s or the Parent Group’s insurance policies, except as expressly provided in this Agreement or any Ancillary Agreement.

(b)    Notwithstanding Section 5.1(a), from and after the Effective Time, with respect to any Liability incurred by SpinCo or any member of the SpinCo Group or SpinCo Indemnitees prior to the Effective Time (or, with respect to any Deferred SpinCo Local Business, prior to the Local Closing Date), to the extent reasonably possible, Parent or the member of the Parent Group that is insured thereunder will undertake commercially reasonable efforts to cause the applicable insurance company or companies to (i) continue to provide SpinCo and the members of the SpinCo Group and SpinCo Indemnitees with access to and coverage under the applicable insurance policies, and (ii) reasonably cooperate with SpinCo and the members of the SpinCo Group and SpinCo Indemnitees and take commercially reasonable actions as reasonably may be requested to assist SpinCo and the members of the SpinCo Group and SpinCo Indemnitees in connection with such claims under applicable insurance policies; provided, that SpinCo shall in any event be solely responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other expenses, charges or fees relating to such claims, including, without limitation, expenses, charges or fees of Parent personnel. In furtherance thereof, except as otherwise addressed in another Ancillary Agreement, to the extent Parent or any of the members of the Parent Group is billed by an insurance carrier or a third-party administrator (including under any workers compensation or auto liability policies) for claims that constitute SpinCo Liabilities or that Parent pays for such claims within a deductible or self-insured retention, Parent shall submit a statement to SpinCo following the end of each quarter (or with such lesser frequency as may be appropriate) setting forth the amount of such claims, and SpinCo shall reimburse Parent within thirty (30) days any amounts paid by it in respect of such SpinCo Liabilities. Notwithstanding the foregoing, subject to Section 5.7, neither Parent nor the insurance company or any member of the Parent Group shall be required to maintain any such insurance policies. For the avoidance of doubt, if an accident, first loss or first occurrence date is after the Effective Time (or, with respect to any Deferred SpinCo Local Business, prior to the Local Closing Date), or with respect to any claims-made policies the claim first is made after the Effective Time and is not provided for in Section 5.1(a), Section 5.1(b) or Section 5.7, then no payment for any damages, settlement(s), indemnification(s), costs of defense or any other sums with respect to such accident, first loss, first occurrence or claim shall be available to SpinCo or the members of the SpinCo Group and SpinCo Indemnitees under any such insurance policies. Neither SpinCo nor any member of the SpinCo Group or SpinCo Indemnitee, in connection with making a claim under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 5.1(b), shall take, nor shall Parent or any member of the Parent Group be required to take, any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Parent or any member of the Parent Group or Parent Indemnitee, on the one hand, and the applicable insurance company, on the other hand; (B) result in the applicable insurance company terminating, materially changing or reducing coverage, or increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (C) otherwise compromise, jeopardize or interfere with the rights of Parent or any member of the Parent Group or Parent Indemnitee under the applicable insurance policy. At all times, the Parties shall, and shall cause their respective Groups and Indemnitees to, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c)    At the Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s statutory, contractual and regulatory obligations and all such other insurance policies as are reasonably necessary or customary for companies operating a business similar to the SpinCo Business in every jurisdiction in which SpinCo may operate or face potentially covered exposures. Such insurance programs shall include, without limitation, general and excess liability, workers’ compensation, employers liability, product liability, employment practices liability, D&O liability, fiduciary liability (specifically as provided in Section 5.7), property (including business income and additional and other customary extensions and types of coverage provided to businesses similar to the SpinCo Business) and, to the extent SpinCo or the members of the SpinCo Group participate in any clinical trials, clinical trial coverage.

(d)    SpinCo agrees, on its own behalf and on behalf of the members of the SpinCo Group, that, from the Effective Time until the sixth anniversary of the Effective Time, in addition to the requirements of Section 5.1, it or they shall request of all insurance companies that Parent and the members of the Parent Group shall be named as additional insureds or loss payee, whichever is appropriate, under SpinCo’s or the members of the SpinCo Group’s insurance policies in respect of any Parent Liabilities arising out of the SpinCo Business or any accidents, occurrences or actual or alleged wrongful acts or omissions prior to the Effective Time, and provide Parent with proof of such status as additional insured or loss payee. SpinCo and the members of the SpinCo Group shall indemnify, hold harmless and reimburse

Parent and the members of the Parent Group and Parent Indemnitees for any and all costs or expenses incurred by Parent or the members of the Parent Group or Parent Indemnitees to the extent resulting from any of SpinCo’s or the members of the SpinCo Group’s insurance policies in which Parent or any of the members of the Parent Group are named as additional insureds or resulting from any of Parent’s or the members of the Parent Group’s insurance policies in connection with claims made under such insurance policies for the benefit of SpinCo’s or the members of the SpinCo Group’s directors and officers, including, without limitation, costs or expenses of or associated with any deductibles, self-insured retentions or uninsured losses, including, without limitation, under any D&O Policies referenced in Section 5.7.

(e)    Neither Parent nor any of the members of the Parent Group shall have any obligation to secure extended reporting for any claims under any of Parent’s or the Parent Group’s claims-made or occurrence-reported liability policies for any acts or omissions by SpinCo or any member of the SpinCo Group or SpinCo Indemnitee incurred prior to the Effective Time.

(f)    This Agreement shall not be considered as a contract of insurance and shall not be construed to waive any right or remedy of either Parent or any member of the Parent Group or Parent Indemnitee in respect of any of the Parent insurance policies and programs, or any other contract or policy of insurance or any claim whatsoever.

5.2    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate of five percent (5%) per annum.

5.3    Inducement. Each of SpinCo and Parent acknowledges and agrees that the other Party’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by its covenants and agreements in this Agreement and the Ancillary Agreements, including its assumption and/or retention of the SpinCo Liabilities or the Parent Liabilities, as applicable, pursuant to the Separation and the provisions of this Agreement and its covenants and agreements contained in Article IV.

5.4    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.5    Use of Retained Names and Marks. SpinCo hereby acknowledges that Parent or its Affiliates or its or their licensors own all right, title and interest in and to any and all Retained Names and Marks (as defined below) and that, except as expressly provided herein or in the Ancillary Agreements, any and all right of SpinCo to use the Retained Names and Marks shall terminate as of the Distribution Date and shall immediately revert to Parent or its Affiliates, along with any and all goodwill associated therewith. SpinCo further acknowledges that it has no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein or in the Ancillary Agreements. For purposes hereof, “Retained Names and Marks” means any and all company names and other Trademarks that were owned by either Party or any of the members of its Group as of the Effective Time (including all variations, translations, transliterations and acronyms thereof and all company names, Trademarks, internet domain names, social media accounts, addresses and all other identifiers and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing), excluding, on and after the Distribution Date, Trademarks included in the SpinCo Assets.

5.6    No Hire and No Solicitation of Employees. From and after the Distribution Date until the date that is twelve (12) months from Distribution Date, none of Parent, SpinCo or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, agree to an employment, contractual or other relationship or otherwise hire, retain or employ any employee of any other Party’s respective Group. Until the date that is twelve (12) months from the Distribution Date, none of Parent, SpinCo or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of any other Party’s respective Group to leave his or her employment. Notwithstanding the foregoing, nothing in this Section 5.6 shall restrict or preclude Parent, SpinCo or any member of their respective Groups from soliciting or hiring (i) during the nonsolicitation period referenced above, any employee who responds to a general solicitation or advertisement or contact by a recruiter, whether in-house or external, that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to approach any such employee; (ii) any employee whose employment has been terminated by the other Party’s respective Group; or (iii) any employee whose employment has been terminated by such employee after sixty (60) days from the date of termination of such employee’s employment. For purposes of this Section 5.6, receipt of the written consent of the then-serving Senior Vice President of Human Resources of Parent or SpinCo, as applicable, shall be required for Parent’s or SpinCo’s consent, as applicable, to be deemed to have been granted.

5.7    Directors and Officers Insurance; Fiduciary Liability Insurance. On and after the Distribution Date, Parent shall not, and shall cause the members of the Parent Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution Date under any directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the Parent Group in respect of claims relating to a period prior to the Distribution Date. Parent shall, and shall cause the members of the Parent Group to, reasonably cooperate with the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. Parent shall, and shall cause members of the Parent Group to, allow SpinCo and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine the relevant D&O Policies maintained by Parent and members of the Parent Group pursuant to this Section 5.7. Parent shall provide, and shall cause other members of the Parent Group to provide, such cooperation as is reasonably requested by SpinCo in order for SpinCo to have in effect on and after the Distribution Date such new D&O Policies as SpinCo deems appropriate with respect to claims reported on or after the Distribution Date.

5.8    No Right to Use Regulatory Information. Except as otherwise set forth on Schedule 5.8(b) (a) none of Parent or any member of the Parent Group shall have a right of reference to or otherwise be entitled to use the regulatory filings or other regulatory information to the extent exclusively related to any SpinCo Products; and (b) none of SpinCo or any member of the SpinCo Group shall have a right of reference to or otherwise be entitled to use the regulatory filings or other regulatory information owned or controlled by Parent or any member of the Parent Group for any products in the Parent Business.

5.9    Procedures Related to Certain Actions.

(a)    Without limiting the provisions of Section 4.5, and subject to Section 5.1, the Parties acknowledge and agree that SpinCo shall exclusively conduct and control the defense, settlement and/or other resolution of the SpinCo Actions and Parent shall exclusively conduct and control the defense, settlement and/or other resolution of the Parent Actions. Each Party agrees that if the other Party is wrongly named in its claim, such Party shall use commercially reasonable efforts to remove the wrongly named Party from the claim and shall consult with the wrongly named Party until its removal from the claim.

(b)    A list of Actions asserted against, involving or potentially involving both Parent, the members of the Parent Group and/or the Parent Business and SpinCo, the members of the SpinCo Group and/or the SpinCo Business as of the date hereof for which costs and liability will be shared is set forth on Schedule 5.9(b) (the “Shared Existing Actions”) together with (x) the Party allocated responsibility to conduct and control the defense, settlement and/or other resolution of such matters (such named Party, the “Controlling Party”) and (y) unless otherwise agreed by the Controlling Party and the other Party (the “Non-Controlling Party”), each Party’s respective share of costs and liability for any such Shared Existing Action.

(c)    With respect to any Actions arising after the date hereof that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree the Party that has primary responsibility for Liabilities arising in connection with such Action shall be the Controlling Party with respect to such Action (unless the control of such defense has otherwise been allocated or addressed in Schedule 2.3(a)(x), Schedule 5.9(b), or otherwise as set forth in this Agreement or any Ancillary Agreement). To the extent that the Parties’ respective share of costs and Liability with respect to any such Action is not set forth on Schedule 5.9(b), the Parties shall negotiate in good-faith to allocate responsibility for such costs and liability based on the extent to which such Action relates, on the one hand, to SpinCo, the SpinCo Business, a SpinCo Asset and a SpinCo Liability, and, on the other hand, Parent, the Parent Business, a Parent Asset and a Parent Liability.

(d)    The Parties shall, and shall cause their respective Affiliates to, cooperate in the defense and settlement of any Action described in Sections 5.9(b) and 5.9(c). The Controlling Party shall use its commercially reasonable efforts to include the Non-Controlling Party in the defense and resolution of any Action described in Sections 5.9(b) and 5.9(c); provided, however, that the Non-Controlling Party shall be responsible for its proportionate share of any costs and expenses incurred in connection therewith (including its share of any settlement, judgement, award or other resolution and any incremental cost to the Controlling Party of including the Non-Controlling Party in such settlement); provided further, that the Non-Controlling Party shall be permitted in good faith to opt out of any settlement if the Non-Controlling Party agrees to be responsible for defending and settling any remaining claims with respect to such Action.

5.10    Transition Committee. Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members designated by Parent and SpinCo at all times, with each Party having the right to replace the Transition Committee members delegated by it from time to time and taking such efforts as are necessary from time to time to cause the Transition Committee to consist of an equal number of representatives of Parent and SpinCo (in a total number determined from time to time by the Parties). The initial members of the Transition Committee shall be the individuals specified on Schedule 5.10. The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements. The Transition Committee shall have the authority, but not the obligation, to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of an equal number of members representing each Party, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations. The

Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 5.10, and may modify such procedures from time to time. All decisions by the Transition Committee or any subcommittee thereof shall be effective only with majority approval, and any such approval must include the approval of at least one member of the Transition Committee designated by Parent and at least one member of the Transition Committee designated by SpinCo. The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1    Agreement for Exchange of Information and Cooperation.

(a)    Subject to Section 6.9, any other applicable confidentiality obligations and the record retention programs of each Party, each of Parent and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after request therefor, any Information and documents or other materials (or a copy thereof) in the possession or under the control of such Party or its Group that the requesting Party or its Group requests to the extent that (i) such Information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such Information is reasonably requested in connection with the requesting Party’s required compliance with its obligations under this Agreement or any Ancillary Agreement or under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound; (iii) such Information is reasonably requested in connection with the requesting Party’s compliance with any obligation imposed by any Governmental Authority or under any applicable Law or securities exchange rule; or (iv) such Information is reasonably requested by the requesting Party in evaluating its potential exposure to Liabilities of the other Party’s Group under guarantees and other obligations that have not been fully novated, replaced and/or transferred to such Party’s Group in accordance with Section 2.6 or 2.7; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental to the Party providing the Information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of any Party under Section 6.4.

(b)    Without limiting the generality of the foregoing, following the Effective Time, each Party shall use its commercially reasonable efforts to cooperate with the other Party in its Information requests and other reasonable requests to enable (i) the other Party to meet its applicable financial reporting and related obligations under applicable Laws and securities exchange rules and timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws; (iii) the other Party to meet its other applicable obligations imposed by any Governmental Authority or under any applicable Law or securities exchange rule and (iv) the other Party to meet its applicable obligations under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking to which it or any member of its Group is a party or by which any of their respective properties or assets are bound.

(c)    Each Party agrees that all requests for Information pursuant to this Section 6.1 shall be made in accordance with the procedures and processes that may be reasonably established by the other Party to respond to such requests.

6.2    Ownership of Information. The provision of any Information pursuant to Section 6.1 or 6.7 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.

6.3    Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4    Stored Records.

(a)    The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties or their Subsidiaries, and that following the Effective Time, each Party (or its Subsidiaries) will have some of the Tangible Information belonging to the other Party and its Subsidiaries stored under its care, custody or control at internal or Third Party records storage locations or otherwise (which may include data on servers) (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records.” The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party.” The Custodial Party shall make such Stored Records available to the Non-Custodial Party upon its request. The Non-Custodial Party agrees to reimburse the Custodial Party for the reasonable costs, if any, of creating, gathering, redacting (where required), copying, storing, transporting and otherwise complying with the request to provide or make available such Stored Records (including any reasonable costs and expenses incurred in connection with the restoration of backup media for purposes of providing the requested Stored Records). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

(b)    Each Party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 6.4; and (ii) to comply with the requirements of any “Litigation Hold” that relates to Stored Records as to which it is the Custodial Party that relate to (x) any Action that is pending as of the Effective Time; or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a written preservation notice of the applicable “Litigation Hold” from the Non-Custodial Party to which the Stored Records are subject. Upon the termination of any “Litigation Hold” related to Stored Records, the Non-Custodial Party shall promptly notify the Custodial Party so that the Custodial Party can destroy the relevant Stored Records where appropriate. Each Party agrees, with respect to the Stored Records as to which it is the Custodial Party, to notify the Non-Custodial Party in the event of a data loss or cyber event that affects the Stored Records of the Non-Custodial Party.

6.5    Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such Information. Neither Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6    Other Agreements Providing for Exchange of Information.

(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement. For the avoidance of doubt, in the case of any conflict or inconsistency between this Article VI and the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

(b)    Any party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party a written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

(c)    When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 6.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, confirm to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

6.7    Production of Witnesses; Records; Cooperation.

(a)    After the Effective Time, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents or Information within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents or Information may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)    If an Indemnifying Party elects to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents or Information within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents or Information may reasonably be required in connection with such defense or any related settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense or any related settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)    Without limiting the foregoing, the Parties shall use commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions and in accordance with the provisions regarding cooperation and/or consultation set forth in any Ancillary Agreement, except in the case of a Dispute between Parent and SpinCo, or any members of their respective Groups.

(d)    Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8    Privileged Matters.

(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the SpinCo Group, and that each of the members of the Parent Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services shall be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the SpinCo Group, as the case may be.

(b)    The Parties agree as follows:

(i)    Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the SpinCo Group.

(ii)    SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Parent Group.

(iii)    If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information, unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the SpinCo Business, or to both the Parent Business and the SpinCo Business.

(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to (i) all privileges and immunities not allocated pursuant to Section 6.8(b) and (ii) all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)    If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party and provide a clear, written explanation of its position on the Dispute; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose, except in good faith to protect its own legitimate interests.

(e)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and, prior to the production or disclosure of any Privileged Information, shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f)    Any furnishing of, or access to or transfer of, any information pursuant to this Agreement is made in reliance on the agreement between Parent and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that (i) their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise, and (ii) in the event of any exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI, the Party receiving such Privileged Information shall promptly return such Privileged Information to and at the request of the Party that has the right to assert the privilege or immunity. The Parties agree that they have or may in the future have common legal interests in the Parent Liabilities and any corresponding legal rights, in the SpinCo Liabilities and any corresponding legal rights, in the Privileged Information and in the preservation of the protected status of the Privileged Information. The Parties have disclosed and exchanged, and will disclose and exchange, certain Privileged Information between and among themselves in order to further the Parties’ common legal interests.

(g)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements to implement and/or supersede the provisions of Section 6.7 or this Section 6.8 where necessary or useful for this purpose.

6.9    Confidentiality.

(a)    Confidentiality. Subject to Section 6.10 and without prejudice to any longer period that may be provided for in any of the Ancillary Agreements, from and after the Effective Time until the five (5)-year anniversary of the Effective Time, and in the case of trade secrets, until the relevant trade secret no longer retains its status or qualifies as trade secrets under applicable Laws (other than due to any act or omission of the receiving Party in breach of its obligations hereunder), each of Parent and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential, personal and proprietary information pursuant to policies in effect as of the Effective Time, all confidential, personal and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential, personal and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such other Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential, personal and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of such other Party or any member of such other Party’s Group. If any confidential, personal and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential, personal and proprietary information shall be used only as required to perform such services.

(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party shall promptly, at the request of the other Party, either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic backup versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement. Each Party agrees to comply with all applicable privacy, data protection, data security or other applicable Laws, policies and contracts with regard to the collection, maintenance, disclosure, retention or destruction the personal information in its possession, custody or control.

(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two (2) Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection, data security or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

6.11    Security.

(a)    If either Party is given access to the other Party’s (or its Affiliate’s) computer systems or Software (collectively, the “Systems”) or physical facilities in connection with the exchange of Information under this Agreement, such Party shall comply with all of the other Party’s reasonable policies, procedures and requirements in relation to Systems or physical facilities (collectively, “Security Requirements”) and will not tamper with, compromise, attempt to circumvent or circumvent any security or audit measures employed by such other Party. In the event of any conflict between this Agreement and any Security Requirements, this Agreement will govern. Each Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use, and only to the extent reasonably necessary in connection with the provision or receipt, as applicable, of Information. Each Party shall be responsible for its employees’ compliance with the confidentiality provisions of this Agreement in connection with such access, including access to comingled or sensitive Information.

(b)    Each Party will ensure that only those of its personnel who are specifically authorized to have access to the Systems or physical facilities of the other Party (or its Affiliates) gain such access, and will prohibit the unauthorized access, use, destruction, alteration or loss of Information or other property contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Requirements.

(c)    If, at any time, either Party determines that (i) any of its personnel has sought to circumvent, or has circumvented, the Security Requirements of the other Party, (ii) any unauthorized personnel of such Party has accessed the Systems or physical facilities of the other Party, or (iii) any of the personnel of such Party has engaged in activities that may lead or leads to the unauthorized access, use, destruction, alteration or loss of Information or Software, such Party shall immediately terminate any such personnel’s access to the Systems or physical facilities of the other Party and immediately notify the other Party. In addition, each Party shall have the right to deny the personnel of the other Party access to any Systems or physical facilities upon written notice to the other Party in the event that such Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 6.11(c). Each Party will cooperate with the other Party in investigating any apparent unauthorized access to the Systems or facilities of the other Party.

ARTICLE VII

DISPUTE RESOLUTION

7.1    Negotiation. Any controversy or claim arising out of or relating to this Agreement or any Ancillary Agreements, or the breach thereof (a “Dispute”), shall be resolved within a reasonable period of time as follows: (a) first, by negotiation by the applicable local or functional leads as set forth in the Ancillary Agreements (as applicable), (b) and then, if there remains a Dispute that is not resolved as a result of the negotiations described in clause (a) or if a Dispute exists involving multiple Ancillary Agreements, this Agreement or otherwise, by good faith negotiations between the designated leaders of the Transition Committee, (c) and then, if a Dispute continues to remain unresolved, by good faith negotiations between the individuals specified on Schedule 7.1. Such reasonable period of time shall not exceed sixty (60) days from initiation of the resolution provisions herein unless agreed to in writing by the Parties. If either party serves written notice of a Dispute upon the other party, the parties will first attempt to resolve such Dispute by direct discussions and negotiation (including as set forth in this Section 7.1 or, as applicable, in accordance with the applicable Ancillary Agreement). Resolution of a Dispute pursuant to this Section 7.1 shall be confidential, and no written or oral statements or offers made by the Parties during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings, including any arbitration proceeding pursuant to Section 7.3; provided, further, that in the event of any arbitration in accordance with Section 7.3 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning on the date of receipt of the Dispute notice and ending on the date that is sixty (60) days thereafter, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after notice of the Dispute (“Dispute Notice”) is received shall not be deemed to have passed until such Dispute has been resolved. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

7.2    Mediation. Upon mutual agreement of the Parties, the Parties may attempt to resolve a Dispute by a mediation administered by the International Institute for Conflict Prevention & Resolution (“CPR”) under its Mediation Procedure.

7.3    Arbitration.

(a)    If a Dispute is not resolved in accordance with Sections 7.1 and 7.2 (or if otherwise mutually agreed by the Parties), either Party shall have the right to commence arbitration. The arbitration shall be administered by CPR pursuant to its Administered Arbitration Rules and Procedures (the “CPR Rules”). References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration panel shall consist of a sole arbitrator or three arbitrators in accordance with the CPR Rules. Where the arbitrator panel shall consist of three (3) arbitrators, each Party shall designate one (1) arbitrator in accordance with the “screened” appointment procedure provided in the CPR Rules. The two (2) party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. This arbitration provision, and the arbitration itself, shall be governed by the laws of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(b)    Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitration panel shall have the discretion to order examination by deposition of witnesses to the extent the arbitration panel deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five (5) per Party and shall be held within forty-five (45) days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitration panel, and for good cause shown. Each deposition shall be limited to a maximum of one (1) day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and United States federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitration panel, which determination shall be conclusive. All discovery shall be completed within 180 days following the appointment of the arbitration panel. All costs and fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(c)    The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. The arbitration panel shall have no power or authority, under the CPR Rules or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement or any Ancillary Agreements. The award of the arbitration panel shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.

(d)    If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of $25,000,000, then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of $25,000,000, such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure.

(e)    Except as may be required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

7.4    Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1, 7.2 and 7.3 if such action is reasonably necessary to avoid irreparable damage (including, for clarity, with respect to any Dispute under the Fiber DBM License Agreement or any Dispute relating to Intellectual Property) and (b) either Party may initiate arbitration before the expiration of the periods specified in Sections 7.1, 7.2 and 7.3 if such Party has submitted a Dispute Notice and the other Party has failed to comply with Sections 7.1, 7.2 and 7.3 with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the provisions of the CPR Rules, as applicable.

7.5    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

7.6    Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the arbitral tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Article VII, that Party shall (i) take all steps reasonably within its power to cause such application and any exhibits to be filed under seal, (ii) shall oppose any challenge by any Third Party to such sealing, and (iii) give the other Party immediate notice of such challenge.

7.7    Consolidation. The arbitration panel may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitration panel appointed for the arbitration proceeding that was commenced first in time.

ARTICLE VIII

FURTHER ASSURANCES

8.1    Further Assurances.

(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)    Without limiting the foregoing and except to the extent otherwise contemplated in connection with a Deferred SpinCo Local Business under Section 2.4, prior to, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the Parent Assets and the assignment and assumption of the SpinCo Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)    At or prior to the Effective Time, Parent and SpinCo in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE IX

TERMINATION

9.1    Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Effective Time, this Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, this Agreement shall become null and void and no Party (nor any member of its Group or any of its Representatives or Affiliates) shall have any Liability or further obligation to the other Party or any member of its Group by reason of this Agreement or the Ancillary Agreements.

ARTICLE X

MISCELLANEOUS

10.1    Counterparts; Entire Agreement; Corporate Power; Signatures and Delivery.

(a)    This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto or the parties thereto, respectively, and delivered to the other Party hereto or parties thereto, respectively.

(b)    This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. In the event of any conflict between the Transfer Documents and this Agreement, (1) the Assets and Liabilities expressly and specifically listed in such Transfer Documents as being for the account of either Parent or its Subsidiaries on the one hand, or SpinCo or its Subsidiaries on the other hand, shall control and (2) in the case of any other inconsistent terms, the provisions of this Agreement shall control. Except with respect to the express and specific allocation of Assets and Liabilities as described therein, the Parties agree (including on behalf of their Subsidiaries) that the Transfer Documents are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Parent, any member of the Parent Group, SpinCo or any member of the SpinCo Group from those contained in this Agreement and the other Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the

Ancillary Agreements. Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement (other than any Transfer Documents), the provisions of such Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in such Ancillary Agreement. For the avoidance of doubt, the Tax Matters Agreement shall govern all matters (including any indemnities and payments among the Parties and each of their Subsidiaries and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes to the extent specifically addressed in the Tax Matters Agreement, subject to the terms thereof, and the Employee Matters Agreement shall govern all matters (including the allocation of any rights and obligations) relating to employees to the extent specifically addressed in the Employee Matters Agreement. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that SpinCo will not be charged more than once for the same service, activity, function or expense that is performed or incurred by Parent or its Affiliates or Third Parties pursuant to this Agreement to the extent that SpinCo or its Affiliates are bearing the charges for such service, activity, function or expense pursuant to another Ancillary Agreement.

(c)    Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)    Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2    Governing Law.

(a)    This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)    Subject to the provisions of Article VII, each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment or award relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

10.3    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements at the same time) in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4    Third-Party Beneficiaries. Except for any Parent Indemnitee or SpinCo Indemnitee (in their respective capacities as such) expressly entitled to indemnification rights under this Agreement or any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties hereto and parties thereto, respectively, and are not intended to confer upon any other Person any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5    Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent, to:

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attention: General Counsel

E-mail: legal.americas@zimmerbiomet.com

with a copy (which shall not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Morton A. Pierce, Esq.

                  Michelle B. Rutta, Esq.

                  Robert Chung, Esq.

E-mail:      morton.pierce@whitecase.com

                  michelle.rutta@whitecase.com

                  robert.chung@whitecase.com

If to SpinCo (prior to the Effective Time), to:

ZimVie Inc.

10225 Westmoor Dr.,

Westminster, Colorado 80021

Attention: Heather Kidwell,

                  Senior Vice President, Chief Legal and

                  Compliance Officer and

                  Corporate Secretary

E-mail: heather.kidwell@zimmerbiomet.com

with a copy (which shall not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Morton A. Pierce, Esq.

                  Michelle B. Rutta, Esq.

                  Robert Chung, Esq.

E-mail:      morton.pierce@whitecase.com

                  michelle.rutta@whitecase.com

                  robert.chung@whitecase.com

If to SpinCo (from and after the Effective Time), to:

ZimVie Inc.

10225 Westmoor Dr.,

Westminster, Colorado 80021

Attention: Senior Vice President,

                  Chief Legal and

                  Compliance Officer and

                  Corporate Secretary

E-mail: heather.kidwell@zimmerbiomet.com

with a copy (which shall not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Morton A. Pierce, Esq.

                  Michelle B. Rutta, Esq.

                  Robert Chung, Esq.

E-mail:      morton.pierce@whitecase.com

                  michelle.rutta@whitecase.com

                  robert.chung@whitecase.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

10.6    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IX. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8    No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9    Publicity. Prior to the Effective Time, each of SpinCo and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto. From and after the Effective Time, Parent and SpinCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case such Party shall promptly notify the other Party and allow the other Party a reasonable time and opportunity to oppose such process before making such disclosure), (ii) ordinary course communications with investors and analysts, and (iii) press releases or other public statements that are substantially consistent with prior disclosures made in accordance with this Agreement.

10.10    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred at or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the registration statement, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.10.

10.11    Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

10.13    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14    Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party hereto or parties thereto, respectively, who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15    Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16    Interpretation. In this Agreement and in any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule and Exhibit references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement), unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules and Exhibits) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●].

10.17    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, consequential, special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim), except as may be otherwise provided in an Ancillary Agreement.

10.18    Performance. Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19    Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

ZIMMER BIOMET HOLDINGS, INC.

By:
Name:	Bryan Hanson
Title:	President and Chief Executive Officer

ZIMVIE INC.

By:
Name:	Vafa Jamali
Title:	President and Chief Executive Officer